        As filed with the Securities and Exchange Commission on February 1, 2001
                                                       Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ________________

                           Wireless Facilities, Inc.
             (Exact name of registrant as specified in its charter)

       Delaware                                           13-3818604
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                              4810 Eastgate Mall
                          San Diego, California 92121
                                 (858) 228-2000
                    (Address of principal executive offices)
                               ________________

                          1999 Equity Incentive Plan
                      2000 Nonstatutory Stock Option Plan

                           (Full title of the plans)

                               ________________


                             Masood K.Tayebi, Ph.D.
                            Chief Executive Officer
                           Wireless Facilities, Inc.
                    4810 Eastgate Mall, San Diego, Ca 92121
                          San Diego, California 92121
                                 (858) 228-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ________________

                                  Copies to:

                            Lance W. Bridges, Esq.
                              Cooley Godward LLP
                       4365 Executive Drive, Suite 1100
                              San Diego, CA 92121
                                (858) 550-6000
                               ________________

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                         Proposed Maximum     Proposed Maximum
   Title of Securities                                       Offering            Aggregate             Amount of
     to be Registered    Amount to be Registered (1)   Price per Share (2)   Offering Price (2)     Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value       7,113,864 Shares           $31.94-$74.56        $280,360,275.01          $70,090.07
   $.001  per share
=====================================================================================================================

(1) This registration statement shall also cover any additional shares of Common Stock which may become issuable under the 2000 Nonstatutory Stock Option Plan or the 1999 Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended (the "Act"). The price per share and aggregate offering price are based upon (a) the actual exercise price for shares subject to outstanding stock options previously granted under the Registrant's 2000 Nonstatutory Stock Option Plan, and (b) the average of the high and low sales prices of Registrant's Common Stock on January 29, 2001, as reported on the Nasdaq National Market, for shares issuable pursuant to options not yet granted under the 1999 Equity Incentive Plan and the 2000 Nonstatutory Stock Option Plan. The following chart shows the calculation of the registration fee.


=======================================================================================================================
        Type of Shares                          Number of Shares    Offering Price Per Share  Aggregate Offering Price
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                    37,980                 $   48.13             $  1,827,977.40
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                   215,257                 $   67.63             $ 14,557,830.91
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                    20,340                 $   74.56             $  1,516,550.40
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                   119,848                 $   57.00             $  6,831,336.00
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                     1,500                 $   58.75             $     88,125.00
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                   131,475                 $   56.25             $  7,395,468.75
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                    84,488                 $   50.50             $  4,266,644.00
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                   100,030                 $   47.88             $  4,789,436.40
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                   146,293                 $   46.00             $  6,729,478.00
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------

=======================================================================================================================
        Type of Shares                          Number of Shares    Offering Price Per Share  Aggregate Offering Price
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                   108,210                 $43.44                $  4,700,642.40
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                   664,535                 $31.94                $ 21,225,247.90
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                    81,240                 $34.75                $  2,823,090.00
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                    73,442                 $33.94                $  2,492,621.48
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                   150,699                 $32.19                $  4,851,000.81
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable pursuant to                    72,760                 $35.25                $  2,564,790.00
 outstanding options granted under the
 2000 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable under the 2000                991,903                 $37.9375              $ 37,630,320.06
 Nonstatutory Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------
 Common Stock issuable under the 1999              4,113,864                 $37.9375              $156,069,715.50
 Equity Incentive Plan
=======================================================================================================================

The 4,113,864 shares of Common Stock being registered hereunder that are subject to the 1999 Equity Incentive Plan became subject to the 1999 Equity Incentive Plan pursuant to an automatic adjustment provision contained within the 1999 Equity Incentive Plan which increases the number of shares subject to the 1999 Equity Incentive Plan on an annual basis. 1,905,013 of such shares became subject to the 1999 Equity Incentive Plan on January 1, 2000 and 2,208,851 of such shares became subject to the 1999 Equity Incentive Plan on January 1, 2001.

The Company, by means of the 1999 Equity Incentive Plan and the 2000 Nonstatutory Stock Option Plan, seeks to retain the services of the group of persons eligible to receive these options, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.


                                    PART II

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference into this Registration
Statement:

     (a) The Company's latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or either (1) the Company's latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Act"), that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, or (2) the Company's effective registration statement on Form 10 or 20-F filed under the Exchange Act containing audited financial statements for the Company's latest fiscal year.

     (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports, the prospectus or the registration statement referred to in
         (a) above.

     (c) The description of the Company's Common Stock which is contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     (d) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its Directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholders, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its Directors and certain executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

     The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits

Exhibit
Number

  5.1    Opinion of Cooley Godward LLP

 23.1    Consent of KPMG LLP, Independent Auditors

 23.2    Consent of Cooley Godward LLP is contained in Exhibit 5.1.

 24.1    Power of Attorney is contained on the signature page.

 99.1    2000 Nonstatutory Stock Option Plan (1)

 99.2 Form of Stock Option Agreement used in connection with the 2000 Nonstatutory Stock Option Plan (1)

 99.3 Form of Stock Option Grant Notice used in connection with the 2000 Nonstatutory Stock Option Plan (1)

 99.4    1999 Equity Incentive Plan (2)

 99.5 Form of Stock Option Agreement used in connection with the 1999 Equity Incentive Plan (2)

______________________________

(1) Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed on November 14, 2000 and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 originally filed on August 18, 1999, as amended through the date hereof, and incorporated herein by reference.

Item 9. Undertakings

1.   The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S) 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 31, 2001.

                                        Wireless Facilities, Inc.

                                        By /s/ Masood K. Tayebi
                                           --------------------------------
                                               Masood K. Tayebi,
                                               Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Massih Tayebi, Masood Tayebi and/or Thomas A. Munro and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                             Title                             Date
/s/ Massih Tayebi                         Chairman and Director                January 31, 2001
------------------------------------
    Massih Tayebi

/s/ Masood K. Tayebi                      Chief Executive Officer and          January 31, 2001
------------------------------------
Masood K. Tayebi                          Director (Principal Executive
                                          Officer)

/s/ Terry Ashwill                         Chief Financial Officer              January 31, 2001
------------------------------------
Terry Ashwill                             (Principal Financial and
                                          Accounting Officer)

/s/ Scott Anderson                        Director                             January 31, 2001
------------------------------------
Scott Anderson

/s/ Bandel Carano                         Director                             January 31, 2001
------------------------------------
Bandel Carano

/s/ Scot Jarvis                           Director                             January 31, 2001
------------------------------------
Scot Jarvis

                                 EXHIBIT INDEX

Exhibit
Number

  5.1   Opinion of Cooley Godward LLP

 23.1   Consent of KPMG LLP, Independent Auditors

 23.2   Consent of Cooley Godward LLP is contained in Exhibit 5.1.

 24.1   Power of Attorney is contained on the signature page.

 99.1   2000 Nonstatutory Stock Option Plan (1)

 99.2 Form of Stock Option Agreement used in connection with the 2000 Nonstatutory Stock Option Plan (1)

 99.3 Form of Stock Option Grant Notice used in connection with the 2000 Nonstatutory Stock Option Plan (1)

 99.4   1999 Equity Incentive Plan (2)

 99.5 Form of Stock Option Agreement used in connection with the 1999 Equity Incentive Plan (2)


________________________________

(1) Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed on November 14, 2000 and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 originally filed on August 18, 1999, as amended through the date hereof, and incorporated herein by reference.